Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Marie Remboulis 248/354-9809
Jennifer Rass 248/354-7502
Federal-Mogul Corporation Announces Date of Emergence from Chapter 11
     Southfield, Michigan, December 18, 2007...Federal-Mogul Corporation (OTCBB: FDMLQ) announced that its Plan of Reorganization is scheduled to become effective on December 27, marking the Company’s emergence from Chapter 11.
     Federal-Mogul’s Plan of Reorganization was confirmed by the U.S. Bankruptcy Court on November 8 and affirmed by the U.S. District Court on November 14. The Confirmation Order relating to the Plan has become final and non-appealable.
     “We are delighted to have reached this significant milestone in Federal-Mogul’s 108-year history of serving the global automotive industry. We are confident about our future and wish to acknowledge the support and loyalty of our customers, suppliers and employees worldwide,” said Federal-Mogul Chairman, President and Chief Executive Officer José Maria Alapont.
     “The Company’s performance reflects the dedication of the Federal-Mogul team, paving the way toward emergence from Chapter 11,” Alapont said. “We are committed to our global strategy for sustainable profitable growth, as we remain focused on creating value for our customers through innovative technologies, leading products, operational and service excellence, and best cost optimization in all areas of our business.”
     The record date for holders of allowed claims and equity interests under the Plan of Reorganization was November 8, 2007 and the effective date of the Plan of Reorganization is scheduled for December 27, 2007. The full Plan of Reorganization and related Disclosure Statement are available at the Company’s Web site, www.federal-mogul.com.

About Federal-Mogul
     Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 45,000 people in 35 countries. Visit the company’s Web site at www.federal-mogul.com.
Forward-Looking Statements
     Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and U.K. Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.